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EXHIBIT NO. 3(i)
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            GEMSTAR ENTERPRISES, INC.


         Pursuant to the applicable provisions of the Nevada Revised Statutes, the undersigned officer, duly authorized by the shareholders of GEMSTAR ENTERPRISES, INC., adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

     FIRST: The present name of the Corporation is Gemstar Enterprises, Inc.

     SECOND: The following Amendment to the Articles of Incorporation was adopted by a majority vote of the shareholders of the Corporation eligible to vote on the 25th day of March, 1996 pursuant to Section 78.320 of the Nevada Revised Statutes.

     1. Article IV - Stock is amended only with respect to paragraph A. Common Stock as follows. Paragraph B. Preferred Stock is not amended by this Amendment to the Articles of Incorporation.


                               ARTICLE IV - STOCK

     A. Common Stock.

     The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is 100,000,000 shares at a par value of $.001 per share. All stock when issued shall be fully paid and non-assessable. The Board of Directors of the Corporation may, at its discretion and by resolution of the majority of all of the members of the Board of Directors at the time of such resolution, issue any authorized but unissued Common Stock of the Corporation which has not been reserved for issuance upon the exercise of any outstanding warrants, options, or other document evidencing the right to acquire the Common Stock of the Corporation.

     Each share of Common Stock shall be entitled to one vote at any meeting of the Corporation's shareholders duly called for in accordance with the Nevada Revised Statutes, either in person or by proxy. Cumulative voting shall not be permitted for the election of individuals to the
Corporation's  Board  of Directors  or  for  any  other  matters   brought
before any meeting of the Corporation's shareholders, regardless of the nature thereof. Shareholders of the Corporation's Common Stock shall not be entitled to any pre-emptive or preferential rights to acquire additional Common Stock of the Corporation.

     THIRD: The number of shares of the Corporation outstanding stock eligible to vote on March 25, 1996, the date that this Amendment was adopted by the shareholders of the Corporation, was 6,758,614 shares.

     FOURTH: The number of shares of the Corporation that voted for the adoption of this Amendment was 4,915,000 shares, representing 73% of the shares eligible to vote. There were no shares voted against the adoption of this Amendment.
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DATED this 26th day of April 1996
Attest:                                   GEMSTAR ENTERPRISES, INC.

By: /S/Denny W. Nestripke                 By: /S/Denny W. Nestripke
    ---------------------                     ------------------
    Secretary                                 President


                           AFFIRMATION

State of California
County of Riverside

     Subscribed and affirmed before me, Kathleen Jones, Notary Public, on this 26th day of April, 1996, by Denny W. Nestripke, who attests, deposes and states that he signed this Amendment to the Articles of Incorporation in his capacity as Secretary and President of Gemstar Enterprises, Inc., that he has read these Articles of Amendment, that he knows the contents thereof and that these Articles of Amendment contain the Amendment duly adopted on March 25, 1996, by those shareholders of Gemstar Enterprises, Inc. eligible to vote in accordance with Section 78.320 of the Nevada Revised Statutes.

WITNESS my hand and official seal.


/S/Kathleen Jones
------------------------------------
Signature of Notary

[Official Seal]